NEWS RELEASE
For Immediate Release
Contact: Investor Relations

(206) 298-2909
Contact: Investor Relations

(206) 298-2909

EMERITUS ANNOUNCES AGREEMENT TO LEASE ELEVEN COMMUNITIES

SEATTLE, WA,  August 25, 2008 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has entered into an agreement to lease 11 communities from affiliates of HCP, Inc. (NYSE: HCP).  The communities are comprised of 1,462 units and are located in California, Connecticut, Massachusetts, Maryland, New Jersey, and Virginia.  The term of the lease is ten years with an option to purchase the properties beginning at the end of the fifth year and continuing through the end of the lease term.

The closing of this lease transaction is subject to due diligence and other customary conditions to closing.  The Company expects the transaction to close by the end of the fourth quarter of 2008.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 289 communities in 36 states representing capacity for 24,800 units and approximately 29,500 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Certain matters discussed in this release deal with potential future circumstances, operations, and prospects.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors, among others, as: the effects of competition and economic conditions on our business and operations and the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; third-party actions; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matters.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.